EXHIBIT 99.3

TAB PRODUCTS CO. NEWS RELEASE
CONTACTS:
Donald Hotz
TAB Products Co.
(847) 968-2433
or
Daniel H. Burch
(212) 929-5748
Mark H. Harnett
(212) 929-5877
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

TWO SUBSTANTIAL STOCKHOLDERS JOIN TAB PRODUCTS CO. BOARD AND
WILL SUPPORT COMPANY NOMINEES IN PROXY CONTEST

Warren G. Lichtenstein of Steel Partners and David W. Wright of Henry Investment Trust
enter into separate agreements with TAB Products Co. Relating to Pending Proxy Contest with Thaddeus Jaroszewicz.

Vernon Hills, IL, September 11, 2001—TAB Products Co. (AMEX:TBP) announced today that the Tab Board has elected Warren G. Lichtenstein and David W. Wright, representatives of two substantial stockholders, to the TAB Board and has entered into separate agreements with Messrs. Lichtenstein and Wright and their respective affiliates relating to the pending proxy contest for election to the Company's Board of Directors at the 2001 annual meeting scheduled for October 16, 2001. One of the separate agreements applies to a total of 515,900 TAB shares, representing approximately 9.9% of the outstanding shares, beneficially owned by Steel Partners II, L.P. and its affiliates. The other agreement applies to a total of 194,600 shares, or approximately 3.8% of the outstanding shares, beneficially owned by two private investment partnerships of which Henry Investment Trust, L.P. is the general partner.

Hans A. Wolf, Chairman of TAB's Board, and Gary Ampulski, TAB's President and Chief Executive Officer, stated:

  "The TAB Board is gratified that Mr. Lichtenstein and Mr. Wright have been willing to make this important statement of support. We look forward to working with them in building stockholder value. We are confident that they will both make constructive contributions to our deliberations and we welcome them to the TAB Board."

Mr. Lichtenstein, the executive officer and managing member of Steel Partners' general partner, and Mr. Wright, the President and managing member of Henry Investment Trust's general partner, are each being added to the Company's slate of directors for election to a one-year term at the 2001 annual meeting, along with the five other current directors. The TAB Board has been expanded from five to seven.

One or the other of Mr. Lichtenstein or Mr. Wright will be added, immediately, to each of the Board's four current standing committees. If reelected at the annual meeting, and if at least a majority of the elected Board consists of TAB's nominees, one or the other of them will be appointed, so long as he serves on the Board, to each of the Board's standing committees and any special committees for which they are not legally disqualified.

Provided TAB is not in material default under either of the two agreements, at the annual meeting all of the shares beneficially owned by the stockholders who have signed that agreement, and their affiliates, must be voted in favor of the election of all of the Company's nominees.

None of these stockholders is a participant in the proxy contest, which was initiated by Thaddeus S. Jaroszewicz. Mr. Jaroszewicz has reported that he, his affiliates and two of his four other nominees own, in the aggregate, approximately 6.6% of the outstanding TAB shares.

In accordance with each of the two agreements, the TAB Board has amended the Company's bylaws in several respects:

•
Effective as of February 1, 2002, holders of at least 25% of the outstanding shares will be permitted to call special meetings of stockholders, which must be held within 55 days of a valid demand.

•
Effective immediately, the Board is prohibited from forming an executive committee to act on behalf of the Board without a majority Board vote that includes Mr. Lichtenstein and Mr. Wright so long as they are still serving on the Board. This same vote is required to repeal or amend this provision and the provision regarding the call of special stockholder meetings.

•
Effective immediately, the Board is prohibited from increasing its size above seven directors so long as Mr. Lichtenstein and Mr. Wright are directors.

The TAB Board has also amended the Company's bylaws to provide that, if the Company increases the number of directors to be elected at a stockholder meeting after a stockholder has previously nominated one or more candidates for election to the Board at that meeting in accordance with the Company's advance notice bylaw, that stockholder will be entitled to nominate an equal number of additional candidates within ten days following the Company's public announcement of the increase. Accordingly, Mr. Jaroszewicz will be entitled to nominate two additional candidates on or before September 21, 2001 in accordance with the notice requirements of the bylaw.

In addition to these bylaw amendments, in accordance with the two agreements, the TAB Board has also amended the Company's stockholder rights plan so that the stock purchase rights issued thereunder will be triggered if, without prior Board approval, a person or group becomes the beneficial owner of 20% of TAB's outstanding shares. The previous trigger level of the rights was 15%. The amendment also confirms that the act of participating in a demand for a special meeting of stockholders will not by itself trigger the rights.

Both agreements, including the texts of the amendments of TAB's bylaws and stockholder rights plan, will be filed shortly with the Securities and Exchange Commission and will be reflected in final proxy materials to be distributed by the Company in connection with the 2001 Annual Meeting.

TAB also announced today that the stockholder proposal that had been included in its preliminary proxy materials has been withdrawn by the proponent and will not be presented for consideration at the annual meeting.

Additional Information:

YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by TAB at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from TAB by contacting TAB Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the amended preliminary proxy statement filed with the SEC on Schedule 14A by TAB Products Co. on August 31, 2001.

About TAB Products:

TAB Products Co. (AMEX:TBP), is a leading document management company specializing in the re-engineering of the records management process. The Company provides efficient solutions that enable its customers to better organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, TAB employs approximately 800 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.